Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Bolt Projects Holdings, Inc. of our report dated March 18, 2025 relating to the consolidated financial statements of Bolt Projects Holdings, Inc, appearing in the Annual Report on Form 10-K of Bolt Projects Holdings, Inc. for the year ended December 31, 2024.

/s/ Elliott Davis, PLLC

Charlotte, North Carolina
April 7, 2025